Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Earns Milestone with
Start of Trastuzumab-DM1 Phase II Testing

— Event Triggers $5 Million Payment to ImmunoGen —

CAMBRIDGE, MA, July 31, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceuticals company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that Genentech has started Phase II clinical testing of trastuzumab-DM1. This event triggers a $5 million milestone payment to ImmunoGen. Trastuzumab-DM1 comprises ImmunoGen’s cell-killing agent, DM1, linked to Genentech’s HER2-targeting antibody, trastuzumab, and is in development by Genentech for the potential treatment of HER2-expressing metastatic breast cancer.

Mitchel Sayare, Chairman and CEO, commented, “We’re delighted with the progress Genentech is making in their development of trastuzumab-DM1 and with the clinical findings reported to date. We anticipate sustained growth over time in the number of TAP compounds in clinical testing and in those advancing to later stage trials. In fact, Phase II testing of our wholly-owned huC242-DM4 TAP compound is expected to begin imminently.”

Genentech began Phase I evaluation of trastuzumab-DM1 in April 2006, reported initial Phase I data at the San Antonio Breast Cancer (SABC) symposium in December 2006, and additional findings at the 43rd American Society of Clinical Oncology annual meeting in June 2007. The Phase II study now underway assesses trastuzumab-DM1 in patients with HER2-expressing metastatic breast cancer that has progressed on treatment with Herceptin® (trastuzumab) plus chemotherapy.

The milestone was earned under the 2000 agreement granting Genentech the exclusive right to develop products using ImmunoGen’s maytansinoid TAP technology and linkers with therapeutic antibodies to HER2, as amended in 2006 to enable ImmunoGen to earn increased milestone payments with achievement of agreed upon process development milestones. Genentech is responsible for product development, manufacturing, and commercialization.

About ImmunoGen’s TAP Technology

ImmunoGen created its TAP technology to enhance the anticancer activity of tumor-targeting monoclonal antibodies while maintaining a favorable tolerability profile. ImmunoGen attaches to an antibody one of the Company’s proprietary cell-killing agents (DM1, DM4). The antibody serves to deliver the agent specifically to cancer cells and the agent serves to kill the cancer cells. The agent is attached using one of the Company’s “linkers.” ImmunoGen has developed alternative cell-killing agents and linkers so the best product design can be achieved for each antibody and its target. The Company uses its TAP technology and antibody expertise to develop its own compounds, and also outlicenses its technology for use by other companies with their proprietary antibodies.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Three anticancer compounds, two of which are TAP compounds, are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products, including trastuzumab-DM1, by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

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